EXHIBIT 99.2

Contact:

Wilbur L. Ross, Jr.

Chairman and Chief Executive Officer

WL Ross Holding Corp.

(212) 826-1100

FOR IMMEDIATE RELEASE

WL ROSS HOLDING CORP. COMPLETES

$500 MILLION INITIAL PUBLIC OFFERING

New York, NY, June 11, 2014 – WL Ross Holding Corp. (NASDAQ: WLRHU) (the “Company”) announced earlier today the closing of its initial public offering of 50,025,000 units, including 6,525,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $500,250,000. The Company is a newly organized blank check company formed for the purpose of effecting a merger or other business combination with a target company. The proceeds of the offering will be used to fund such business combination.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “WLRHU” on June 6, 2014. Each unit consists of one share of the Company’s common stock and one warrant. Each warrant will entitle the holder thereof to purchase one-half of one share of the Company’s common stock at $5.75 per half share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Stock Market under the ticker symbols “WLRH” and “WLRHW,” respectively.

Deutsche Bank Securities and BofA Merrill Lynch acted as lead underwriters for the offering.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission on June 5, 2014.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities, Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com; or from BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, or by emailing dg.prospectus_requests@baml.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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